Exhibit 10.8

May 5, 2014

Mr. Rick E Winningham

Dear Rick:

I am pleased to invite you to join Theravance Biopharma, Inc. (“Theravance Biopharma”) and Theravance Biopharma US, Inc. (the “Company” or “Theravance Biopharma US”) as President and Chief Executive Officer.  You will be an employee of Theravance Biopharma US shortly before the effective date of the spin-off of Theravance Biopharma from Theravance, Inc. (the “Spin-Off”).  The Company is a wholly-owned Delaware operating subsidiary of Theravance Biopharma.

At Theravance Biopharma US, you will serve in the exempt position of President and Chief Executive Officer, providing services on a part-time basis and reporting to the Board of Directors of Theravance Biopharma.  The Company is aware that you will continue to provide services to Theravance, Inc. as its President and Chief Executive Officer for a period of time until your successor at Theravance, Inc. is identified and retained and as a member of Theravance, Inc.’s Board of Directors.  It is agreed that you may engage in such activities so long as they do not conflict with your obligations to the Company or Theravance Biopharma.  In this regard, you agree to abide by the terms of the Theravance Biopharma Conflict of Interest Policy (including the addendum thereto with regard to Theravance, Inc. matters) at all times during your employment.

Your salary on an annualized basis will be $177,166 per year.  You will also be eligible to receive an annual discretionary bonus with a target amount of 60% of your base salary earned in 2014 (and each calendar year thereafter), based on the Company’s performance against its annual goals and a review of your individual performance.  Except to the limited extent provided herein, you will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus, which will be no later than 2½ months after the close of the calendar year.  If your employment with the Company terminates in connection with your resuming full-time employment with Theravance, Inc., you will remain eligible to receive a partial year bonus for the calendar year in which such employment change occurs.  Consistent with the Company’s standard bonus practices, the bonus would be determined by the Compensation Committee in its discretion based on the Company’s performance against its annual goals and a review of your individual performance and would be paid following the end of such calendar year but in any event by March 15th.  Your salary and target bonus may be changed from time-to-time at the sole discretion of the Board of Directors or its Compensation Committee.

As a part-time employee, you will be eligible to participate in all of the Company-sponsored benefits that are provided by the Company to its employees to the extent you satisfy the eligibility criteria for such plans.  Notwithstanding the foregoing, regardless of whether you satisfy the eligibility criteria for the Company’s Change in Control Severance Plan (which currently requires that you be a full-time employee), you will not be eligible to participate in the Company’s Change in Control Severance Plan while you remain President and Chief Executive Officer of Theravance, Inc.

In addition, subject to the approval of the Theravance Biopharma Board of Directors or its Compensation Committee, you will be granted two options to purchase Common Shares of Theravance Biopharma at a per share purchase price equal to the fair market value of one Theravance Biopharma Common Share on the date of grant, one option for 80,000 Common Shares of Theravance Biopharma (the “First Option”) and a second option for 36,000 Common Shares of Theravance Biopharma (the “Second Option” and together with the First Option, the “Options”).  The Options will be subject to the terms and conditions applicable to options granted under the Theravance Biopharma 2013 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreements.  The First Option will vest with respect to 25% of the option shares after 12 months of continuous service following the commencement of your employment with the Company, and the balance of the First Option will vest in equal monthly installments over the next 36 months of continuous service thereafter, as described in the applicable Stock Option Agreement.  The Second Option will vest with respect to 20% of the option shares after 12 months of continuous service following the commencement of your employment with the Company, and the balance of the Second Option will vest in equal monthly installments over the next 48 months of continuous service thereafter, as described in the applicable Stock Option Agreement.  Should you become a full-time employee of the Company, the terms of any additional equity awards, including options, will be negotiated at that time.

Your employment pursuant to this offer is contingent on you executing the Company’s standard form of Proprietary Information and Inventions Agreement.  You must also review and acknowledge receipt of the enclosed Employee Handbook.  You will be expected to abide by its terms.  In addition, we will need all employees to present documents establishing their legal right to work in the United States as required by the government’s Form I-9.  We will set up a time to meet with you to complete the necessary paperwork.

While we hope that your employment with Theravance Biopharma US will be mutually satisfactory, your employment status will remain at-will.  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Lead Independent Director of Theravance Biopharma.  Notwithstanding the foregoing, if your employment is terminated by the Company without cause and you incur a separation, and provided you do not resume and/or return to full-time employment or service with Theravance, Inc. in connection with such separation, the Company will make a lump sum payment to you (less all applicable withholding taxes) of 24 months’ salary (at the rate in effect at the time of your separation) plus 2 times your then current target bonus, provided that as a condition to receiving such severance payment you execute the Company’s standard form of release required of all employees who receive any severance pay.  The form of release will be delivered to you within 30 days after your separation and you must execute and return the release within the time period set forth in the form of release, which will in no event be later than 50 days after your separation.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to the severance payment.  Provided you satisfy such release requirements, the severance payment will be paid within 60 days after your separation; however, if such 60-day period spans two calendar years, then the severance payment will in any event be made in the second calendar year.

For purposes of the above severance provision, a termination “without cause” shall mean termination for any reason other than: (i) unauthorized use or disclosure of the confidential information or trade secrets of Theravance Biopharma (or any parent or subsidiary), which use causes material harm to Theravance Biopharma (or any parent or subsidiary), (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Theravance Biopharma’s Board of Directors.  For purposes of the above severance provision, “separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

To the extent the severance payment described in this letter is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then the severance payment will be made on the first business day following (i) expiration of the six-month period measured from your separation or (ii) the date of your death.

*              *              *

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  To accept this offer, please sign and return this letter to me.

Sincerely,

Theravance Biopharma, Inc.

/s/ William D. Young
By: William D. Young
Title: Lead Independent Director

I have read and accept this employment offer:

/s/ Rick E Winningham
Rick E Winningham

Date:	May 5, 2014.